Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces First Quarter 2022 Results

First Quarter Revenue of $2.2 Billion with GAAP EPS of $1.09; Adjusted EPS of $1.27

Commitment to Low-Cost Model Helped Drive GAAP Operating Income of $76 Million and Adjusted Operating Income of $88 Million in the First Quarter of 2022

Improved Back-to-Office Trends Drove Growth in Business Solutions Division

Continued to Make Progress on Strategic Initiatives Including Unlocking Value of the Consumer Business and the Operational Alignment Supporting Future Operations

Further Advancement of Varis Platform and Digital Business Commerce Capabilities

Boca Raton, Fla., May 4, 2022 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, today announced results for the first quarter ended March 26, 2022.

Consolidated (in millions, except per share amounts) (1)	1Q22	1Q21
Sales	$2,178	$2,174
Sales change from prior year period	0%
Operating income	$76	$69
Adjusted operating income (2)	$88	$93
Net income from continuing operations	$55	$63
Diluted earnings per share from continuing operations	$1.09	$1.12
Adjusted net income from continuing operations (2)	$64	$68
Adjusted earnings per share from continuing operations (most dilutive) (2)	$1.27	$1.22
Adjusted EBITDA (2)	$125	$133
Operating Cash Flow from continuing operations	$30	$103
Free Cash Flow (3)	$9	$91
Adjusted Free Cash Flow (4)	$16	$96

First Quarter 2022 Summary(1)(2)(4)

•

Total reported sales of $2.2 billion, flat versus last year; higher sales in our BSD division, partially offset by lower sales in our Retail division driven by 114 fewer retail locations in service compared to the prior year as a result of planned store closures

•

GAAP operating income of $76 million and net income from continuing operations of $55 million, or $1.09 per diluted share, versus $69 million and $63 million, or $1.12 per diluted share, respectively in the prior year

•	Adjusted operating income of $88 million, compared to $93 million in the first quarter of 2021; adjusted EBITDA of $125 million, compared to $133 million in the first quarter of 2021
•	Adjusted net income from continuing operations of $64 million, or adjusted diluted earnings per share from continuing operations of $1.27, versus $68 million or $1.22, respectively in the prior year
•	Operating cash flow from continuing operations of $30 million and adjusted free cash flow of $16 million, versus $103 million and $96 million, respectively in the prior year
•	$1.4 billion of total available liquidity including $557 million in cash and cash equivalents

“Our team’s continued commitment to the core tenets that drive our business helped us deliver strong results while making progress on all of our initiatives to unlock shareholder value,” said Gerry Smith, chief executive office of The ODP Corporation. “We again delivered solid operating performance against a macroeconomic backdrop that continues to be challenged by supply chain constraints, higher fuel prices, and inflation, as we utilized the strength of our distribution network and pricing flexibility to help offset some of these market dynamics. We’re encouraged by the improving back-to-the-office trends that are helping us drive stronger operating performance in our contract channel, while our consumer business continues to execute well against its strategy, leveraging its highly focused store and digital presence to deliver solid results in the quarter. Overall, our strong execution across the business, combined with our commitment to our low-cost model approach, enabled us to deliver $88 million in adjusted operating income.

“We’ve also continued to make progress on all of our strategic initiatives, including our commitment to maximize the value of our consumer business, and our efforts to align our assets with the go-to-market strategies in our B2C, B2B, distribution, and digital platform businesses. We’re advancing our new digital platform business, Varis, receiving positive feedback from key build partners as we move closer to a broader launch of the platform later this year. We’re also excited about the progress we are making on our supply chain and purchasing services provider, Veyer, and the future value we expect to create in support of our B2B and B2C businesses and as we offer logistics services to other third parties in the future,” he added.

“As we move closer to concluding the strategic initiatives we previously outlined, we remain committed to maximizing the value of our consumer business and driving growth on our B2B platform. We also continue to expect our results this year to be generally in a range consistent with the prior year on a comparable basis,” Smith concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the first quarter of 2022 were $2.2 billion, flat compared to the first quarter of 2021, despite fewer retail stores in service and greater market-wide challenges related to the sourcing and supply chain environment relative to last year. BSD Division sales were higher compared to the prior year, which was offset by lower sales in our Retail Division primarily due to 114 planned store closures. The Company drove stronger business-to-business (B2B) sales through its contract channel as more businesses began to return to the office, which was partially offset by lower sales through its eCommerce channel compared to a year ago. The Company drove strong sales across most major product categories in its BSD Division and strong omni channel sales in its Retail Division.

The Company reported operating income of $76 million in the first quarter of 2022, up compared to operating income of $69 million in the prior year period. GAAP operating results in the first quarter of 2022 included $12 million of charges consisting primarily of $10 million in merger, restructuring and other operating costs largely associated with activities related to the Company’s planned separation. The remaining $2 million is associated with non-cash asset impairment charges primarily related to the impairment of operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $55 million, or $1.09 per diluted share in the first quarter of 2022, down from $63 million, or $1.12 per diluted share in the first quarter of 2021.

Adjusted (non-GAAP) Results (1)(2)

Adjusted results for the first quarter of 2022 exclude charges and credits totaling $12 million as described above and the tax impacts associated with the above items.

•	First quarter of 2022 adjusted EBITDA was $125 million compared to $133 million in the prior year period. This included adjusted depreciation and amortization(5) of $34 million and $36 million in the first quarters of 2022 and 2021, respectively
•	First quarter 2022 adjusted operating income was $88 million compared to $93 million in the first quarter of 2021
•	First quarter 2022 adjusted net income from continuing operations was $64 million, or $1.27 per diluted share, compared to $68 million, or $1.22 per diluted share, in the first quarter of 2021

First Quarter Division Results

Business Solutions Division (BSD)

•	Reported sales were $1.2 billion in the first quarter of 2022, up 9% compared to the same period last year
•	Sales generated through BSD’s enterprise contract channel increased year-over-year as more business and education customers began to return to the workplace and classroom
•

Partially offsetting this increase was lower sales through the Company’s eCommerce channel compared to the same period last year related to lower sales of pandemic related products that were in strong demand last year

•

Stronger sales across the majority of offerings including core supply categories, workspaces, copy and print services, and cleaning and breakroom, were partially offset by lower year-over-year sales in technology products, as well as the ongoing challenges related to supply chain and sourcing impacting certain product categories

•	Adjacency category sales including cleaning and breakroom, furniture, technology, and copy and print, increased to 46% of total BSD sales
•

Operating income was $33 million in the first quarter of 2022, up 94% over the same period last year, or 120 basis points as a percentage of sales, driven by higher volume and lower SG&A expenses helping to offset increased supply chain costs

Retail Division

•

Reported sales were $943 million in the first quarter of 2022, down 9% compared to the prior year period primarily due to 114 fewer retail outlets at the end of the first quarter compared to the prior year, associated with planned store closures. The Company closed 6 retail stores in the quarter and had 1,032 stores at quarter end

•	Lower traffic trends in the quarter were offset by stronger sales-per-shopper, as well as strong omni-channel sales in the quarter supported by our 20-minute pick-up guarantee
•

Increase in demand for copy and print services were offset by lower sales of cleaning and PPE products as well as technology and PC products which were negatively impacted by supply chain and sourcing challenges

•	Operating income was $89 million in the first quarter of 2022, down 11% over the same period last year; as a percentage of sales, operating income was 9% of sales, slightly lower year over year

Progress on Strategic initiatives

The Company continued to make significant progress on all of its strategic initiatives to unlock shareholder value, including progress on its separation activities, potential sale of its Consumer business, and advancing its digital platform business.

Separation Activities and Evaluation of Potential Sale of Consumer Business

Afforded by the flexibility of its holding company structure, the Company continued to execute upon its operational separation of its Consumer and B2B businesses. These activities supported the Company’s previously announced plans to separate its business and align its operating assets to support its B2C, B2B, distribution, and digital platform businesses. The Company made significant progress in all areas of the separation including organizational structure, operating and supply chain mechanics, IT support, and market-based commercial agreements, all supporting the near-term and future state of the business.

During the first quarter, the Company announced that its Board of Directors determined to delay the previously announced public company separation to evaluate a potential sale of the Company’s consumer business and that it had received a non-binding proposal from another third party to acquire the Company’s consumer business, the terms of which are confidential. The Company’s Board of Directors continues to carefully review the proposals with the assistance of its financial and legal advisors to determine the course of action that it believes is in the best interests of the Company and its shareholders. While the Company has made significant progress in concluding this review, there can be no assurance that a sale of the consumer business will take place nor the terms of any such sale.

Capital Allocation

As previously announced on November 16, 2021, the Company entered into an accelerated share repurchase agreement (“ASR”) to repurchase shares of the Company’s common stock in exchange for an up-front payment of $150 million. The ASR program is ongoing, and the Company expects it to be completed in June 2022. As of March 26, 2022, $342 million remains available for additional repurchases under the current stock repurchase program. When combined with the Company’s previously completed share repurchases, ODP will have committed to return more than $300 million of capital to shareholders over the past 12 months.

“The Board of Directors continues to evaluate its future capital allocation plans and the eventual outcome of that process. The actions to date continue to reflect the confidence the Board of Directors has in our business solutions provider and platform transformation strategy and our capability to deliver shareholder value through disciplined capital allocation,” said Gerry Smith, chief executive officer of The ODP Corporation.

Progress on Varis

Aligned with its strategy to drive growth in high value industry segments, the Company continues to make strong progress on its digital platform business, Varis. Varis is a technology company focused on fulfilling the growing demand for a modern, trusted, digital B2B platform that transforms how businesses buy and sell. Led by Prentis Wilson, a B2B industry veteran with a strong record of success in building large scale, disruptive, technology businesses, Varis has established a world-class team of industry professionals and continues to accelerate its technology development. Accomplishments in the quarter included initiating a private preview launch on the Microsoft Dynamics 365 Business Central platform and incorporating positive feedback from Varis’ build partners and customers. Other achievements include attracting new customers to its platform, both buyers and suppliers, innovating on their behalf, and continuing to make progress on the launch of its technology platform with expanded capabilities that position the Company for future growth.

Commentary and 2022 Expectations

“We continue to make strong progress across our strategic initiatives while driving impressive results in the quarter,” said Smith. “Our team remains committed to unlocking value by concluding our review to maximize the value of our consumer business, launching our digital platform business, and building upon our B2B platform for the benefit of all of our stakeholders. While we expect that the conditions related to both the supply chain and inflationary environment will persist in the quarters ahead, we are in an excellent position as we continue leveraging our assets to meet our customers’ needs. We’ll also continue to use a balanced approach to capital deployment, working with our Board on potential future share repurchases and investing to capture the large market opportunity through our digital platform business, supply chain operations, and B2B presence,” Smith added.

The Company continues to anticipate generating annual revenue, operating and cash flow results in a range consistent with the prior year on a comparable basis, and expects to refine and update its outlook for 2022 as conditions related to the pandemic and supply chain challenges dissipate, and further progress is made on its previously disclosed strategic initiatives.

Balance Sheet and Cash Flow

As of March 26, 2022, ODP had total available liquidity of approximately $1.4 billion, consisting of $557 million in cash and cash equivalents and $874 million of available credit under the Third Amended Credit Agreement. Total debt was $199 million.

For the first quarter of 2022, cash provided by operating activities from continuing operations was $30 million, which included $7 million in restructuring and other costs, compared to cash provided by operating activities of continuing operations of $103 million in the first quarter of the prior year, which included less than $1 million in acquisition and integration-related costs and $5 million in restructuring costs.

Capital expenditures in the first quarter of 2022 were $21 million versus $12 million in the prior year period, reflecting continuing growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Maximize B2B Restructuring and the planned separation of the consumer business in the quarter were $2 million and $5 million, respectively. Accordingly, Adjusted Free Cash Flow(4) was $16 million in the first quarter of 2022.

As part of the ongoing commitment and support of its strategic initiatives, the Company retired approximately $43 million of FILO Term Loan Facility loans under the Third Amended Credit Agreement during the quarter.

(1)

Reflects the reclassification of the financial results of the CompuCom Division to Discontinued operations, net of tax in the Consolidated Statements of Operations for all periods presented. The Company also reclassified the related assets and liabilities as assets and liabilities held for sale on the accompanying Consolidated Balance Sheets. Cash flows from the Company’s discontinued operations are presented in the Consolidated Statements of Cash Flows for all periods.

(2)

As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(4)

As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the planned separation of the consumer business. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

(5)

Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium and enterprise businesses, through an integrated business-to-business (B2B) distribution platform, which includes world-class supply chain and distribution operations, dedicated sales professionals and technicians, online presence, and approximately 1,000 stores. Through its banner brands Office Depot®, OfficeMax®, ODP Business Solutions™, Varis™ and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

ODP, ODP Business Solutions and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. Varis is a trademark of Varis, LLC. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2022 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the adverse effects of an unsolicited tender offer on our business, operating results or financial condition; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve its strategic plans, including the proposed separation or sale of its consumer business, and the high costs in connection with these transactions may not be recouped if these transactions are not consummated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 26,	March 27,
	2022	2021
Sales	$2,178	$2,174
Cost of goods sold and occupancy costs	1,694	1,679
Gross profit	484	495
Selling, general and administrative expenses	396	401
Asset impairments	2	12
Merger, restructuring and other operating expenses, net	10	13
Operating income	76	69
Other income (expense):
Interest income	1	—
Interest expense	(5)	(7)
Other income, net	2	11
Income from continuing operations before income taxes	74	73
Income tax expense	19	10
Net income from continuing operations	55	63
Discontinued operations, net of tax	—	(10)
Net income	$55	$53
Basic earnings (loss) per share
Continuing operations	$1.14	$1.17
Discontinued operations	—	(0.18)
Net basic earnings (loss) per share	$1.14	$0.99
Diluted earnings (loss) per share
Continuing operations	$1.09	$1.12
Discontinued operations	—	(0.17)
Net diluted earnings (loss) per share	$1.09	$0.95

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	March 26,	December 25,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$557	$514
Receivables, net	572	495
Inventories	866	859
Prepaid expenses and other current assets	58	52
Current assets held for sale	—	469
Total current assets	2,053	2,389
Property and equipment, net	466	477
Operating lease right-of-use assets	899	936
Goodwill	464	464
Other intangible assets, net	52	54
Deferred income taxes	209	219
Other assets	386	326
Total assets	$4,529	$4,865
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$975	$950
Accrued expenses and other current liabilities	959	994
Income taxes payable	14	11
Short-term borrowings and current maturities of long-term debt	18	20
Current liabilities held for sale	—	290
Total current liabilities	1,966	2,265
Deferred income taxes and other long-term liabilities	155	159
Pension and postretirement obligations, net	21	22
Long-term debt, net of current maturities	181	228
Operating lease liabilities	714	753
Total liabilities	3,037	3,427
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 65,357,585 at March 26, 2022 and 64,704,979 at December 25, 2021; outstanding shares — 49,092,644 at March 26, 2022 and 48,455,951 at December 25, 2021	1	1
Additional paid-in capital	2,687	2,692
Accumulated other comprehensive loss	(1)	(6)
Accumulated deficit	(562)	(617)
Treasury stock, at cost — 16,264,941 shares at March 26, 2022 and 16,249,028 shares at December 25, 2021	(633)	(632)
Total stockholders’ equity	1,492	1,438
Total liabilities and stockholders’ equity	$4,529	$4,865

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	13 Weeks Ended
	March 26,	March 27,
	2022	2021
Cash flows from operating activities:
Net income	$55	$53
Loss from discontinued operations, net of tax	—	(10)
Net income from continuing operations	55	63
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34	38
Charges for losses on receivables and inventories	6	7
Asset impairments	2	12
Gain on disposition of assets, net	(3)	—
Compensation expense for share-based payments	9	10
Deferred income taxes and deferred tax asset valuation allowances	10	6
Changes in working capital and other operating activities	(83)	(33)
Net cash provided by operating activities of continuing operations	30	103
Net cash used in operating activities of discontinued operations	—	(17)
Net cash provided by operating activities	30	86
Cash flows from investing activities:
Capital expenditures	(21)	(12)
Businesses acquired, net of cash acquired	—	(28)
Proceeds from disposition of assets	6	1
Settlement of company-owned life insurance policies	1	7
Net cash used in investing activities of continuing operations	(14)	(32)
Net cash provided by (used in) investing activities of discontinued operations	67	(1)
Net cash provided by (used in) investing activities	53	(33)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(6)	(6)
Debt retirement	(43)	—
Share purchases for taxes, net of proceeds from employee share-based Transactions	(14)	(23)
Other financing activities	(1)	(1)
Net cash used in financing activities of continuing operations	(64)	(30)
Effect of exchange rate changes on cash and cash equivalents	1	1
Net increase in cash and cash equivalents	20	24
Cash and cash equivalents at beginning of period	537	729
Cash and cash equivalents at end of period – continuing operations	$557	$753
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$35	$10
Business acquired in exchange for common stock issuance	—	35
Other current receivable obtained from disposition of discontinued operations	30	—
Promissory note receivable obtained from disposition of discontinued operations	55	—
Earn-out receivable obtained from disposition of discontinued operations	9	—

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

Business Solutions Division (in millions)	1Q22	1Q21
Sales	$1,231	$1,127
Sales change from prior year	9%
Division operating income	$33	$17
Division operating income margin	2.7%	1.5%

Retail Division (in millions)	1Q22	1Q21
Sales	$943	$1,039
Sales change from prior year	(9)%
Division operating income	$89	$100
Division operating income margin	9.4%	9.6%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, the Business Acceleration Program, and the planned separation of the consumer business.

(In millions, except per share amounts)

Q1 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$2	0.1%	$2	$—		—%
Merger, restructuring and other operating expenses, net	$10	0.5%	$10	$—		—%
Operating income	$76	3.5%	$(12)	$88	(6)	4.0%
Income tax expense	$19	0.9%	$(3)	$22	(8)	1.0%
Net income from continuing operations	$55	2.5%	$(9)	$64	(9)	2.9%
Earnings per share from continuing operations (most dilutive)	$1.09		$(0.18)	$1.27	(9)
Depreciation and amortization	$34	1.6%	$—	$34	(10)	1.6%

Q1 2021	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$12	0.6%	$12	$—		—%
Merger, restructuring and other operating expenses, net	$13	0.6%	$13	$—		—%
Operating income	$69	3.2%	$(25)	$93	(6)	4.3%
Other income, net	$11	0.5%	$7	$4	(7)	0.2%
Income tax expense	$10	0.5%	$(12)	$22	(8)	1.0%
Net income from continuing operations	$63	2.9%	$(6)	$68	(9)	3.1%
Earnings per share from continuing operations (most dilutive)	$1.12		$(0.10)	$1.22	(9)
Depreciation and amortization	$38	1.7%	$2	$36	(10)	1.7%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 26,	March 27,
Adjusted EBITDA:	2022	2021
Net income	$55	$53
Discontinued operations, net of tax	—	(10)
Net income from continuing operations	55	63
Income tax expense	19	10
Income from continuing operations before income taxes	74	73
Add (subtract)
Interest income	(1)	—
Interest expense	5	7
Adjusted depreciation and amortization (10)	34	36
Charges and credits, pretax (11)	12	18
Adjusted EBITDA	$125	$133

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(6)	Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(7)	Adjusted other income, net for the first quarter of 2021 excludes credits for the release of certain liabilities of our former European Business of $7 million.
(8)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(9)

Adjusted net income from continuing operations and adjusted earnings per share from continuing operations (most dilutive) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), European Business liabilities release (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(10)

Adjusted depreciation and amortization for all periods presented herein exclude accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present. Accelerated depreciation charges are restructuring expenses and included in the Charges and credits, pretax line item.

(11)	Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any), and European Business liabilities release (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended
	March 26,	March 27,
Free cash flow	2022	2021
Net cash provided by operating activities from continuing operations	$30	$103
Capital expenditures	(21)	(12)
Free cash flow	9	91
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	2	4
Business Acceleration Program	—	1
Planned separation of consumer business	5	—
Adjusted free cash flow	$16	$96

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q1	Q1
	2022	2021
Retail Division:
Stores opened	—	—
Stores closed	6	8
Total retail stores (U.S.)	1,032	1,146
Total square footage (in millions)	22.7	25.3
Average square footage per store (in thousands)	22.0	22.1